Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO 1. TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into on and effective for all purposes as of February 22, 2007 by and between Mark A. Sirgo (“Employee”) and BioDelivery Sciences International, Inc. (the “Company”).

WHEREAS, the Company and Employee are parties to that certain Employment Agreement, entered into effective as of August 24, 2004 (the “Agreement”);

WHEREAS, pursuant to Section 16 of the Agreement, amendments to the Agreement are required to be effected pursuant to a writing executed by the Company and Employee; and

WHEREAS, in light of Employee’s positive contributions to the Company, the Company desires, and Employee hereby agrees, to amend the Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of Employee’s continued employment with the Company, and for other good and valuable consideration, the receipt of which Employee and the Company hereby acknowledge, Employee and the Company hereby amend the Agreement as follows:

1. Position. Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 1 which reflects the Employee’s current position with the Company;

“1. Position. Employee agrees to employment with the Company in the position of President and Chief Executive Officer of each of the Company and Arius. Employee further agrees to perform the job duties and to carry out the responsibilities of that position, as reasonably determined from time to time by the Board of Directors of the Company (the “Board of Directors”) consistent with the customary duties of such position and the Bylaws of the Company and Arius. Employee shall report to the Board of Directors.”

2. Employee’s Effort. Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 2:

“2. Employee’s Effort. Employee shall perform his duties in the capacity as an employee and in such capacity shall spend the necessary working time and best efforts, skill and attention to his position and to the business and interests of the Company.”

3. Base Salary. The definition of “Base Salary” in the Agreement is hereby amended by replacing Section 3(a) of the Agreement with the following new Section 3(a):

“(a) Base Salary. The Company shall pay Employee compensation for services rendered in the amount of no less than Two Hundred Sixty Thousand Dollars ($260,000) per annum (the “Base Salary”), payable on a bi-weekly basis or otherwise in accordance with the Company’s standard policies. From and after February 22, 2007, at such time as the Company engages in any asset sale, royalty sale, bank loan, joint venture/partnering funding or debt and/or equity financing which yields gross proceeds to the Company of $5 million or greater, the Base Salary shall automatically be increased to no less than Two Hundred Ninty-Six Thousand Dollars ($296,000) per annum. Employee’s Base Salary may be subject to annual increases as determined by the Board of Directors or a designated committee thereof in its sole discretion and may be subject to decrease only if such decrease is a proportional part of an across the board base salary decrease affecting all of the Company’s senior executive officers.”

4. Acknowledgement re: Stock Options. The Company acknowledges that the following proviso contained in Section 3(d) of the Agreement has hereto been waived by the Company via action of the Board of Directors, with the effect that the Employee has been elligible to participate in the Company’s Amended and Restated 2001 Incentive Plan: “provided, however, that it is understood and agreed that the Employee shall not be entitled to participate in the Company’s 2001 Stock Option Plan until the date on which Employee’s shares of the Company’s Series A Non-Voting Convertible Preferred Stock (“Series A Stock”) are eligible for conversion into shares of common stock of the Company.”

5. Renumber of Section 4 subsections. Sections 4(e), 4(f), 4(g) and 4(h) and hereby renumbered to be, respectively, Sections 4(a), 4(b), 4(c) and 4(d).

6. Release Upon Termination; Section 409A Compliance. The following two sentences are hereby added to the end of the introductory paragraph of Section 4 of the Agreement: “It is agreed that a condition to the payment of any severence amount or post-termination benefit called for under this Agreement or otherwise shall be: (i) the Company’s concurrent receipt of a general release of all claims against the Company and its affiliates by Employee in the form reasonably acceptable to the Company and Employee and (ii) that all such payments shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.”

7. Termination on Death or Disability. Section 4(a) (as renumbered hereby) of the Agreement is hereby deleted in its entirety and replaced with the following new Section 4(a):

“(a) Death or Disability. This Agreement shall automatically terminate upon the death or Disability of Employee and, thereafter all of his rights hereunder, including the rights to receive compensation and benefits, except as otherwise required by law, shall terminate; provided that, upon termination of this Agreement as a result the death or Disability of Employee, Employee or his estate shall be entitled to a one-time pro rata share (through the termination date) of any target bonus for the fiscal year in which such termination occurred (the “Pro Rated Bonus”). As used herein, the term “Disability” means the physical or mental illness or incapacity (including, without limitation, as a result of abuse of alcohol or other drugs or controlled substances) of Employee which results in the Employee being unable to substantially perform the duties and services required to be performed under this Agreement for a period of: (i)

one hundred twenty (120) consecutive days or longer or (ii) one hundred eighty (180) days in any three hundred sixty (360) consecutive day period.”

8. Termination With Notice by Either Party. Section 4(b) (as renumbered hereby) of the Agreement is hereby deleted in its entirety and replaced with the following new Section 4(b):

“(b) Termination with Notice by Either Party. The Company or Employee may terminate this Agreement for any reason or no reason upon thirty (30) days prior written notice to the other. In case of termination by the Company only under this paragraph, the Company shall pay Employee a one-time cash severance payment equal to a full year’s Base Salary plus the Employee’s Pro Rated Bonus. The Company shall have no further obligations to Employee following termination.”

9. Termination by Employee for Good Reason. The first paragraph of Section 4(d) (as renumbered hereby) of the Agreement is hereby deleted in its entirety and replaced with the following new paragraph:

“(d) Termination for Good Reason. Employee may terminate his employment under this Agreement at any time for “Good Reason.” In case of termination hereof by the Employee for Good Reason, the Company shall pay Employee a one-time cash severance payment equal to a full year’s Base Salary plus the Employee’s Pro Rated Bonus and Employee shall maintain any rights that Employee may have been specifically granted to Employee pursuant to any of the Company’s retirement plans, supplementary retirement plans, profit sharing and savings plans, healthcare, 401(k) any other employee benefit plans sponsored by the Company. Following the payment of severance, the Company shall have no further obligations to Employee following termination.”

10. Amendment to Definition of “Good Reason”. Section 4(d)(3) (as renumbered hereby) of the Agreement is hereby deleted in its entirety and replaced with the following new Section 4(d)(3):

“(3) (A) the Company fails to pay Employee his Base Salary in accordance with generally applicable Company policy or (B) Employee’s Base Salary is decreased without consent of Employee, which failure or decrease is not corrected within thirty (30) days after the Company receives written notice thereof from Employee; provided, however, that the foregoing shall not apply in the case of a decrease to Employee’s Base Salary made as part of an across the board base salary decrease affecting all of the Company’s senior executive officers as provided for in Section 3(a) hereof; or”

11. Termination Upon a Change of Control. The Company and Employee hereby amend the Agreement to add thereto a new Section 4(e) thereto to address the terminatation of the Agreement upon a “Change of Control” (as defined below) of the Company. Section 4(e) is hereby added to the Agreement and shall read as follows:

“(e) Termination Upon a Change of Control. In the event that: (i) this Agreement or Employee’s employment with the Company is terminated by the Company or its successor or (ii) the duties of Employee are materially diminished or (iii) Employee is required to relocate his principal place of employment with the Company more than seventy-five (75) miles from his principal place of employment with the Company as of the date hereof, in either case within six (6) months following the occurrence of a “Change of Control” (as defined below) of the Company (each, a “Severence Triggering Event”), then: (A) the Company shall pay Employee a one-time cash severance payment equal to: (1) his then current annual Base Salary plus an amount equal to fifty percent (50%) of his then current annual Base Salary multiplied by (B) two, (2) Employee shall maintain any rights that Employee may have been specifically granted to Employee pursuant to any of the Company’s or its successor’s retirement plans, supplementary retirement plans, profit sharing and savings plans, healthcare, 401(k) and any other employee benefit plans sponsored by the Company and (iii) all unvested options to acquire shares of Company common stock granted to Employee under the Company’s Amended and Restated 2001 Incentive Plan or any succesor plan shall immediately become fully vested and shall be exerciseable over a period of three (3) years from the occurrence of a Severence Triggering Event. Following the payment of severance, the Company shall have no further obligations to Employee following termination.

For purposes of this Agreement, the term “Change of Control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (i) and (iii) of this definition below, a “Change of Control” shall not be deemed to have occurred if the applicable third party acquiring party is an “affiliate” of the Company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended):

(i) An acquisition (whether directly from the Company or otherwise) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power of the Company’s then outstanding Voting Securities.

(ii) The individuals who, as of the date hereof, are members of the Company’s Board of Directors cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting the Company, to constitute at least fifty-one percent (51%) of the members of the Board of Directors; or

(iii) Approval by the Board of Directors and, if required, stockholders of the Company, or execution by the Company of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a Change of Control):

(A) A merger, consolidation or reorganization involving the Company, where either or both of the events described in clauses (i) or (ii) above would be the result;

(B) A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, the Company; or

(C) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company).”

12. Governing Law. Section 20 of the Agreement is hereby amended to change the governing law of the Agreement from the law of the State of New Jersey to the law of the State of Delaware.

13. Arbitration Venue. Section 22 of the Agreement is hereby amended to change the venue of arbitration proceedings called for under such Section from Willmington, Delaware to Raleigh, North Carolina.

14. Taxes. A new Section 25 is hereby added to the Agreement as follows:

“25. Taxes. The Company may withhold from any payments made under this Agreement (including severance payments) all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.”

15. No Further Amendment. Except as amended hereby, the Company and Employee hereby agree that the Agreement shall remain unmodfied and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date set forth above.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ James A. McNulty
	Name:	James A. McNulty
	Title:	Secretary, Treasurer and Chief Financial Officer

/s/ Mark A. Sirgo
Mark A. Sirgo